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                                                                               EXHIBIT 11.1

                           CLEAN HARBORS, INC. AND SUBSIDIARIES
                           COMPUTATION OF NET INCOME PER SHARE
                      FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 1994
                                      (in thousands)


                                                 THREE MONTHS ENDED   NINE MONTHS ENDED
                                                    SEPTEMBER 30,       SEPTEMBER 30,
                                                  ----------------    ----------------
                                                   1994       1993     1994      1993
                                                  ------     ------   ------    ------
Net income (loss)                                 $ (138)    $  275   $1,710    $2,550

   Less preferred dividends accrued                  117        100      329       250
                                                  ------     ------   ------    ------
Adjusted net income (loss)                        $ (255)    $  175   $1,381    $2,300
                                                  ======     ======   ======    ======
Earning per common and common
   equivalent share:

   Weighted average number of
    shares outstanding                             9,431      9,426    9,429     9,404

   Incremental shares for stock options
    under treasury stock method                      162        402      220       697
                                                  ------     ------   ------    ------
   Weighted average number of
    common and common equivalent
    shares outstanding                             9,593      9,828    9,649    10,101
                                                  ======     ======   ======    ======

   Net earnings (loss) per common and
    common equivalent share                       $ (.03)    $  .02   $  .14    $  .23
                                                  ======     ======   ======    ======

Earnings per common and common
   equivalent share - assuming full
   dilution:

   Weighted average number of
    shares outstanding                             9,431      9,426    9,429     9,404

   Incremental shares for stock options
    under treasury stock method                      162        402      220       697
                                                  ------     ------   ------    ------
   Weighted average number of common and
    common equivalent shares outstanding
    - assuming full dilution                       9,593      9,828    9,649    10,101
                                                  ======     ======   ======    ======

   Net earnings (loss) per common and
    common equivalent share - assuming
    full dilution                                 $ (.03)    $  .02   $  .14    $  .23
                                                  ======     ======   ======    ======
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